Exhibit 23

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 24, 2011

Sabine Royalty Trust
Bank of America, N.A.
Bank of America Plaza — 17th Floor
901 Main Street
Dallas, Texas 75202

Gentlemen:

We hereby consent to the inclusion of our third party letter report dated February 22, 2011, containing our opinion on the proved reserves and revenue, as of January 1, 2011, of certain royalty interests owned by Sabine Royalty Trust in the Annual Report on Form 10-K for the year ended December 31, 2010, of the Sabine Royalty Trust (the Form 10-K) to be filed with the Securities and Exchange Commission. We also consent to the references to our firm under “Properties-Reserves” in Item 2 and under “Supplemental Oil and Gas Information (Unaudited)-Reserve Quantities” in Item 8 of the Form 10-K.

Very truly yours,

/s/  DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering